Exhibit (a)(5)

Principal Life Insurance Company 711 High Street, Des Moines, IA 50392 515 247 5111 tel

April 25, 2024

Board of Directors

Principal Life Insurance Company

711 High Street

Des Moines, IA 50392

RE:Principal Life Insurance Company

Principal® Strategic Outcomes Index-Linked Deferred Annuity

Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement

File No. 333-276971

Dear Board of Directors:

Principal Life Insurance Company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933. The Registration Statement pertains to the Principal® Strategic Outcomes Registered Index-Linked Annuity Contracts (the “Contracts”) to be issued by Principal Life Insurance Company.

We have examined such corporate records of Principal Life Insurance Company, other documents and records as we considered necessary and appropriate, and provisions of laws relevant to the authorization and issuance of the Contracts.

For purposes of this opinion letter, I have assumed (i) the genuineness of all signatures on original documents and the conformity to the original of all copies and (ii) any Contract being offered will be issued and sold as contemplated in the Registration Statement. With respect to any instrument or agreement executed or to be executed by any party other than Principal Life Insurance Company, I have also assumed, to the extent relevant to the opinions set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization, (ii) such party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by such party and (iii) such instrument or agreement is a valid, binding and enforceable agreement or obligation, as the case may be, of such party.

Based on the foregoing, it is my opinion that:

1.	Principal Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa;
2.	Principal Life Insurance Company has been duly authorized to issue individual deferred index-linked annuity contracts by the Iowa Insurance Division; and
3.

The Contracts have been duly authorized by Principal Life Insurance Company and, when issued in accordance with the Prospectus contained or referred to in the Registration Statement and upon compliance with applicable local law,  the Contracts and the index - linked option interests thereunder will constitute legal, validly issued, non-assessable and binding contractual obligations of Principal Life Insurance Company enforceable in accordance with its terms.

I consent to the filing of this opinion letter, or a copy thereof, as an exhibit to the S-1 Registration Statement for the Contracts.

Very truly yours,

/s/ Scott Van Wyngarden

Scott Van Wyngarden

Counsel